VIAVI Announces Extension of Expiration Time for Repurchase at Option of Holders of
0.625% Senior Convertible Notes due 2033

San Jose, Calif., July 25, 2018 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) today announced that it has extended the expiration time for the previously announced right of holders of its 0.625% Senior Convertible Notes due 2033 (CUSIP No. 46612J AF8) (the “Notes”) to surrender their Notes for purchase by VIAVI pursuant to their option (the “Put Option”) under the Indenture governing the Notes, dated as of August 21, 2013 (the “Indenture”). The opportunity to surrender Notes for purchase pursuant to the Put Option, or validly withdraw Notes previously surrendered, now expires at 12:00 midnight, New York City time, at the end of the day on August 14, 2018 (as so extended, the “Expiration Date”). The Put Option was originally set to expire at 5:00 p.m., New York City time, on August 14, 2018. Except for the extension of the Expiration Date, all of the terms of the Put Option remain unchanged.
Wells Fargo Bank, National Association, as the trustee for the Notes, is serving as the paying agent in connection with the Put Option. In order to exercise the Put Option, or validly withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Company Repurchase Notice, dated July 18, 2018, previously delivered to all registered holders. Copies of the Company Repurchase Notice and additional information relating to the procedure for the surrender of the Notes may be obtained from Wells Fargo Bank, National Association by calling 1 (800) 344-5128.
This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of VIAVI. The offer to repurchase the Notes pursuant to the Put Option will be only pursuant to, and the Notes may be surrendered only in accordance with, the Company Repurchase Notice and related materials.
Forward-Looking Statements
This press release contains forward-looking statements that relate to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding the Put Option. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates, (iv) VIAVI’s expectations regarding how the Put Option will be financed and (v) the existence of alternative uses for VIAVI’s cash.
For more information on these and other risks affecting VIAVI’s business and any forward-looking statements, please refer to the “Risk Factors” section included in Part I, Item 1A of VIAVI’s Annual Report on Form 10-K for the year ended July 1, 2017 filed with the Securities and Exchange Commission (“SEC”) on August 29, 2017, and other reports filed from time to time with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and VIAVI does not assume any obligation to update such statements.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises, network equipment manufacturers, civil, government, military and avionics customers, supported by a worldwide channel community

VIAVI News Release

including VIAVI Velocity Partners. We deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. VIAVI is also a leader in high performance thin film optical coatings, providing light management solutions to anti-counterfeiting, consumer electronics, automotive, defense and instrumentation markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: VIAVI Financials